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                           PURCHASE AND SALE AGREEMENT

                  THIS PURCHASE AND SALE AGREEMENT dated as of August 9, 1999 (this "Agreement") is by and between Copley Pharmaceutical, Inc., a Delaware corporation ("Copley"), and Hoechst Corporation, a Delaware corporation ("Hoechst").


                              W I T N E S S E T H:

                  WHEREAS, Copley and Chia Tai Healthcare Group, a Hong Kong corporation ("CT") entered into an agreement, dated as of May 20, 1994 and amended on October 13, 1995 (the "JV Agreement"); and

                  WHEREAS, pursuant to the JV Agreement, Copley and CT formed Chia Tai-Copley Pharmaceutical Limited, a corporation formed under the laws of the British Virgin Islands (the "BVI Joint Venture"); and

                  WHEREAS, the BVI Joint Venture has formed, with another investor, Wuxi Chia Tai-Copley Pharmaceutical Co., Ltd, a corporation formed under the laws of the Peoples Republic of China (the "China Joint Venture"); and

                  WHEREAS, in December 1995, Copley and Hoechst reached an agreement that Hoechst would purchase Copley's interest in the BVI Joint Venture for $2,107,000 in cash; and

                  NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, and as a condition and inducement to the willingness of Copley and Parent (as defined herein) to enter into the Merger Agreement (as defined herein), the parties hereto, intending to be legally bound hereby, agree as follows:

                  1. Effectiveness of Agreement; Sale of Ownership Interest. This Agreement is being entered into in connection with the Agreement and Plan of Merger, of even date herewith (the "Merger Agreement"), among Copley, Teva Pharmaceuticals USA, Inc. ("Parent") and Caribou Merger Corporation ("Merger Sub"), and the Stockholder Agreement, of even date herewith (the "Stockholder Agreement"), among Hoechst, Parent and Merger Sub. At any time prior to the six month anniversary of the date on which Merger Sub first accepts shares of Copley's common stock for payment pursuant to the Offer, at the written request of Copley (the "Put Request"), Hoechst shall as promptly as practicable, but in any event within ten business days following delivery of the Put Request, purchase all of Copley's ownership interest in the BVI Joint Venture. At the closing of such purchase (the "Closing"), Hoechst shall deliver to Copley U.S.$2,107,000 in immediately available funds, by wire transfer to an account designated by Copley, and Copley shall deliver to Hoechst appropriate instruments of transfer.
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                  2. Assumption and Indemnification. Effective as of the
Closing, Hoechst shall assume, and agrees to indemnify Copley and Parent against, any and all liabilities of Copley or Parent as of the Closing in respect of or arising out of the JV Agreement, the BVI Joint Venture or the China Joint Venture, including any such liability arising out of any termination of the JV Agreement, any assignment thereof to Hoechst or the exercise by Copley of its rights under Section 1 hereof. Hoechst shall have the right to control, and, at Hoechst's expense, Copley shall reasonably cooperate with Hoechst in connection with, the defense of any claim in respect of which Copley may seek such indemnification. Copley shall not settle any such claim without Hoechst's prior consent (which shall not be unreasonably withheld or delayed).

                  3. Liabilities. Until the earlier of the Closing or the expiration of Copley's right to deliver the Put Request without such right having been exercised, Copley shall not agree to incur any liabilities in respect of or arising out of the JV Agreement, the BVI Joint Venture or the China Joint Venture, without the prior written consent of Hoechst. In addition, at all times after the date hereof, Copley shall take such reasonable action as Hoechst may request in order to minimize liabilities assumed under Section 2 hereof, or any liabilities of Hoechst in respect of or arising out of the JV Agreement, the BVI Joint Venture or the China Joint Venture and incurred on or after the Closing, and Hoechst agrees to appropriately compensate Copley for Copley's cost in taking any such action.

                  4. Representations and Warranties of Copley. Copley hereby represents and warrants to Hoechst as follows:

                  (a) Copley is duly organized and validly existing under the laws of the State of Delaware and is in good standing under the laws of the State of Delaware. Copley has all necessary corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder.

                  (b) This Agreement has been duly and validly executed and delivered by Copley and constitutes the valid and binding agreement of Copley, enforceable against Copley in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) that equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  (c) To Copley's knowledge, (i) Copley's ownership interest in the BVI Joint Venture represents approximately 49% of the total ownership interest in the BVI Joint Venture; (ii) the BVI Joint Venture's ownership interest in the China Joint Venture represents approximately 85% of the total ownership interest in the China Joint Venture; and (iii) Copley has no material liabilities in respect of or arising out of the JV Agreement, the BVI Joint Venture or the China Joint Venture.

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                  5. Representations and Warranties of Hoechst. Hoechst hereby represents and warrants to Copley as follows:

                  (a) Hoechst is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing under the laws of the State of Delaware. Hoechst has all necessary corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder.

                  (b) This Agreement has been duly and validly executed and delivered by Hoechst and constitutes a valid and binding agreement of Hoechst, enforceable against it in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) that equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  6. Further Assurances. From time to time, at the other party's request, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be reasonably necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

                  7. Termination. This Agreement is entered into in contemplation of consummation of the transactions contemplated by the Merger Agreement. If Merger Sub shall not have purchased all Shares (as defined in the Merger Agreement) tendered pursuant to the Offer (as defined in the Merger Agreement), then this Agreement shall terminate automatically upon the occurrence of a Termination Event (as such term is defined (excluding clause (i) of such definition) in the Stockholder Agreement). If this Agreement is terminated, the rights and obligations of Hoechst and Copley with respect to the subject matter hereof shall be as they were immediately prior to entering into this Agreement. Without limiting the generality of the foregoing, termination of this Agreement shall not extinguish the existing obligation of Hoechst, subject to any existing conditions to such obligation, to purchase and pay for Copley's interest in the BVI Joint Venture.

                  8. Miscellaneous.

                  (a) Subject to Section 7 hereof, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  (b) Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.



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                  (c) This Agreement shall be binding upon and inure to the
benefit of the parties and their respective successors and permitted assigns and Parent, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party and Parent. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                  (d) This Agreement may not be amended except by a written agreement executed by each of the parties hereto and Parent. The parties may waive compliance by the other parties hereto with any representation or agreement otherwise required to be complied with by such other party hereunder, but any such waiver shall be effective only if in writing executed by the waiving party and Parent.

                  (e) All notices and other communications hereunder shall be in writing and shall be deemed given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

                  If to Hoechst:

                  Hoechst Corporation
                  86 Morris Avenue
                  Summit, New Jersey 07901
                  Attention: General Counsel
                  Telecopier No.: (908) 522-7216

                  If to Copley:

                  Copley Pharmaceutical, Inc.
                  25 John Road
                  Canton, Massachusetts 02021
                  Attention: General Counsel
                  Telecopier No.: (617) 575-7374

or to such other address or facsimile number as the party to whom notice is given shall have previously furnished to the other in writing in the manner set forth above.



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                  (f) This Agreement shall be governed and construed in
accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

                  (g) The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  (h) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.




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                  IN WITNESS WHEREOF, Hoechst and Copley have caused this
Agreement to be duly executed as of the day and year first above written.


                                          HOECHST CORPORATION

                                          By:/s/ David A. Jenkins
                                             -----------------------------------
                                                   Name:  David A. Jenkins
                                                   Title: President



                                          COPLEY PHARMACEUTICAL, INC.

                                          By: /s/ Daniel L. Korpolinski
                                             -----------------------------------
                                                   Name:   Daniel L. Korpolinski
                                                   Title:  Vice President & CEO

Teva Pharmaceuticals USA, Inc. is executing this Agreement solely for the purpose of agreeing to be bound by the provisions of Section 3 and the second and third sentences of Section 2 hereof to the same extent as Copley is bound by such provisions.


                                         TEVA PHARMACEUTICALS USA, INC.

                                          By:/s/ William A. Fletcher
                                             -----------------------------------
                                                   Name:  William A. Fletcher
                                                   Title: President and Chief
                                                          Executive Officer



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